UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2009

Banks.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Florida	001-33074	59-3234205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Address of Principal Executive Offices, including Zip Code)

(415) 962-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 13, 2009, Banks.com, Inc. (the “Company”) entered into a sublease agreement (the “Sublease Agreement”) with MuseGlobal, Inc. (the “Subtenant”) to sublease to the Subtenant approximately 4,911 square feet of the Company’s headquarters in Suite 550 at 222 Kearny Street, San Francisco, California (the “Subleased Premises”), which consists of approximately 7,615 square feet. The Sublease Agreement contained a provision stating that it was of no force or effect until Walton Kearny/Sutter Investors V, L.L.C. (the “Landlord”) consented to it in writing. Written consent to the Sublease Agreement was received from the Landlord on February 2, 2009.

The term of the Sublease Agreement commenced on February 1, 2009, and shall end on the earlier of (i) April 14, 2011, unless sooner terminated pursuant to any provision of the Sublease Agreement, or (ii) the termination or expiration of the Company’s Master Lease. Base rent for the Subleased Premises during the term of the Sublease Agreement is Eight Thousand Five Hundred Dollars ($8,500.00) per month; provided, however, that no Rent shall be charged to or paid by Subtenant for the months of February or March, 2009. Per the terms of the Sublease Agreement, the Subtenant will also be required to pay its pro rata portion of any increases in building operating expenses and real estate taxes. The foregoing description of the Sublease Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the full text which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banks.com, Inc.

Date: February 6, 2009	By:	/s/ Daniel M. O’Donnell
	Name:	Daniel M. O’ Donnell
	Title:	President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Sublease Agreement dated January 13, 2009